Exhibit 10.42

EMPLOYMENT AGREEMENT

BETWEEN

CARL J. WILLIAMS

AND

GLOBAL PAYMENTS INC.

EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT (this “Agreement”) is made and entered into as of the 23rd day of July, 2009 by and between Global Payments Inc., a Georgia corporation (the “Company”), and Carl J. Williams (“Executive”) and supersedes the Employment Agreement dated March 15, 2004, as amended on December 31, 2008.

BACKGROUND

Executive shall serve as Advisor-Business Development and International Operations. Executive and the Company desire to memorialize the terms of such employment in this Agreement. The terms of this Agreement replace any terms that might have been contained in any previous agreement, letter or other verbal or written communication regarding Executive’s employment.

NOW THEREFORE, in consideration of the foregoing and of the mutual covenants and agreements set forth herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1. Effective Date. The effective date of this Agreement (the “Effective Date”) is January 1, 2009.

2. Employment. Executive is hereby employed as Advisor-Business Development and International Operations, but may be reassigned to such other advisory position as the Chief Executive Office shall designate. In such capacity, Executive shall have the responsibilities commensurate with such position as shall be assigned to him by the Chief Executive Officer of the Company. During the Regular Employment Period, Executive shall be located in Atlanta, Georgia. During the Extended Employment Period, Executive may elect to relocate at his own expense to any location, which shall be considered Executive’s place of business for purposes of business-related travel required of him during the Extended Employment Period.

3. Employment Period. Executive’s employment pursuant to the terms of this Agreement shall begin on the Effective Date and continue until August 31, 2010, unless earlier terminated in accordance with Section 7 hereof (the “Employment Period”). The time period between the Effective Date and May 31, 2009 shall be referred to as the “Regular Employment Period” and the time period between June 1, 2009 and August 31, 2010 shall be referred to as the “Extended Employment Period”

4. Extent of Service. During the Employment Period, Executive shall render his services to the Company (or to its successor following a change in control) in conformity with professional standards, in a prudent and workmanlike manner. Executive shall promote the interests of the Company and its subsidiaries in carrying out Executive’s duties and shall not deliberately take any action which could, or fail to take any action which failure could, reasonably be expected to have a material adverse effect upon the business of the Company or any of its subsidiaries or any of their respective affiliates. During the Regular Employment Period, Executive agrees to devote his business time, attention, skill and efforts exclusively to the faithful performance of his duties hereunder; and during the Extended Employment Period, Executive shall be available as is reasonably necessary to provide advisory services to the Company, provided, however, that it shall not be a violation of this Agreement for Executive to (i) devote reasonable periods of time to charitable and community activities and, with the approval of the Company, industry or professional activities, and/or (ii) manage personal business interests and investments, so long as such activities do not materially interfere with the performance of Executive’s responsibilities under this Agreement. The foregoing shall apply both before and after a change in control.

5. Compensation and Benefits.

(a) Base Salary. During the Regular Employment Period, the Company will pay to Executive a base salary in the amount of U.S. $500,000 per year and, during the Extended Employment Period, the Company will pay to Executive a base salary of $250,000 pro-rated over the fifteen month period (in each case the applicable “Base Salary”), less normal withholdings, payable in equal bi-weekly or other installments as are customary under the Company’s payroll practices from time to time, except as set forth in the next sentence. Notwithstanding the foregoing, for the first six (6) months of the Extended Employment Period, any such payments shall be accumulated and paid to Executive on the first payroll date in the seventh (7th) month following the termination date of the Regular Employment Period. The Executive’s Base Salary (as described above) shall not be subject to change during the Employment Period.

(b) Incentive Plans. During the Regular Employment Period, Executive shall be entitled to participate in the annual bonus plan and shall be guaranteed an annual bonus of $500,000 to be paid at the time annual bonuses are paid to other executives of the Company on or about July of 2009. Also, on or about July of 2009, the Compensation Committee shall review the Company’s performance under the performance unit agreement and Executive’s performance units originally granted in July of 2008 shall be converted to a restricted stock award on the same calculation as the other executives (which may include a forfeiture of performance units) based on the Company’s actual results during the Performance Cycle (as defined in the performance unit agreement). Except as specifically set forth in this Paragraph 5(b), Executive shall not be entitled to receive any salary increases, additional bonuses or any additional incentive plan awards of any kind (including, but not limited to, performance unit awards, stock option awards, or restricted stock awards) after the Effective Date hereunder.

(c) Welfare Benefit Plans. During the Regular Employment Period, Executive and Executive’s family shall be eligible for participation in, and shall receive all benefits under, the welfare benefit plans, practices, policies and programs provided by the Company (including, without limitation, medical, prescription, dental, disability, employee life, group life, accidental death and travel accident insurance plans and programs) (“Welfare Plans”) and during the Extended Employment Period, Executive and

Executive’s family shall be eligible for participation in, and shall receive only the benefits under the plans, practices, policies and programs provided by the Company in connection with medical, prescription, vision, and dental only.

(d) Expenses. During the Employment Period, Executive shall be entitled to receive prompt reimbursement for all reasonable expenses incurred by Executive in accordance with the policies, practices and procedures of the Company.

6. Intentionally omitted.

7. Termination of Employment.

(a) Termination by the Company. The Company may terminate Executive’s employment without cause at any time during the Employment Period. This Agreement shall automatically terminate upon Executive’s death.

(b) Notice of Termination. Any termination by the Company shall be communicated by Notice of Termination to the Executive given in accordance with Section 17(f) of this Agreement.

(c) Date of Termination. “Date of Termination” means (i) the date of death or (2) the date specified in the letter of termination. In no event shall the Date of Termination be later than August 31, 2010.

(d) Definition of Termination of Employment. For purposes of determining the time of payment of any amount hereunder in accordance with Section 409A, all references in this Agreement to termination of employment or Date of Termination mean a separation from service as defined under Section 409A and the regulations thereunder. This provision does not prohibit the vesting of any amount upon a termination of employment, however defined.

8. Obligations of the Company upon Termination.

(a) Termination by the Company. If the Company shall terminate Executive’s employment, then, (and with respect to the payments and benefits described in clauses (ii) through (v) below, only if Executive executes (and does not revoke) a Release in substantially the form of Exhibit A hereto (the “Release”) within 60 days of the Date of Termination):

(i) the Company shall pay to Executive in a lump sum in cash within 30 days after the Date of Termination the sum of Executive’s Base Salary through the Date of Termination to the extent not theretofore paid (“Accrued Obligations”), and

(ii) the Company shall continue to pay Executive his Base Salary as described in Section 5(a), until August 31, 2010 (the “Severance Period”),

payable in equal monthly or more frequent installments as are customary under the Company’s payroll practices for active employees from time to time; provided, however that the Company’s obligation to make or continue such payments shall cease if Executive violates any of the Restrictive Covenants (as set forth in Section 13 of this Agreement) and fails to remedy such violation to the satisfaction of the Board within 10 days of notice of such violation and, further provided that the payments due Executive under this Section shall be payable in equal monthly or more frequent installments as are customary under the Company’s payroll practices for active employees from time to time; provided however, that, if required pursuant to Section 409A, for the first six (6) months after the Date of Termination any such payments shall be accumulated and paid to Executive on the first payroll date in the seventh (7th) month following the Date of Termination (the “Pay Date”); and

(iii) Executive shall have the right to elect continuation of health care coverage under the Company’s group health plan in accordance with “COBRA,” and the Company shall reimburse all premiums for such COBRA coverage for Executive and his covered dependents through no later than August 31, 2010, provided, however, the obligation of the Company to reimburse the cost for such COBRA coverage shall terminate upon Executive’s obtaining other employment to the extent that such health care coverage is provided by the new employer, and the Company’s obligation to provide such reimbursement shall cease if Executive violates any of the Restrictive Covenants (as set forth in Section 13 of this Agreement) and fails to remedy such violation to the satisfaction of the Board within 10 days of notice of such violation; and

(iv) all of Executive’s options to acquire Common Stock of the Company (“Options”) that would have become vested (by lapse of time) on or before August 31, 2010 and all of Executive’s Restricted Stock that would have had the restrictions lifted (by lapse of time) prior to August 31, 2010 had Executive remained employed during such period will become immediately vested as of the Date of Termination unless Executive has violated any of the Restrictive Covenants (as set forth in Section 13 of this Agreement); and

(v) notwithstanding the provisions of the applicable Option agreement, all of Executive’s vested but unexercised Options as of the Date of Termination (including those with accelerated vesting pursuant to Section 8(a)(iv) above) shall remain exercisable through the earlier of (A) the original expiration date of the Option, (B) the 90th day following the Date of Termination; or (C) the date that is the 10th anniversary of the original date of grant of the Option.

(vi) if the Date of Termination occurs prior to the payment of the bonus and the receipt of the restricted stock award referred to in Section 5(b), then Executive shall also be entitled to receive the annual bonus payment and the restricted stock award set forth in Section 5(b) at the time referred to therein, provided that if the bonus does not qualify for an exemption under Section 409A, the bonus payment will be made on the first business day of the seventh (7th) month following the Date of Termination.

(b) Death. If Executive’s employment is terminated by reason of Executive’s death, this Agreement shall terminate without further obligations to Executive or his estate or legal representatives under this Agreement, other than for payment of Accrued Obligations and the bonus provided for in Section 5(b) if not already paid. Accrued Obligations shall be paid to Executive’s estate or beneficiary, as applicable, in a lump sum in cash within 30 days of the Date of Termination.

(c) Executive Termination. If Executive terminates employment, this Agreement shall terminate without further obligations to Executive, other than for payment of Accrued Obligations and the timely payment or provision of Other Benefits.

9. Non-exclusivity of Rights. Except as set forth herein, nothing in this Agreement shall prevent or limit Executive’s continuing or future participation in any plan, program, policy or practice provided by the Company and for which Executive may qualify, nor, subject to Section 17(d), shall anything herein limit or otherwise affect such rights as Executive may have under any contract or agreement with the Company. Amounts which are vested benefits or which Executive is otherwise entitled to receive under any plan, policy, practice or program of or any contract or agreement with the Company at or subsequent to the Date of Termination shall be payable in accordance with such plan, policy, practice or program or contract or agreement except as modified by this Agreement (“Other Benefits”).

10. Intentionally omitted.

11. Costs of Enforcement. Unless otherwise provided by the arbitrator(s) in an arbitration proceeding pursuant to Section 14 hereof, in any action taken in good faith relating to the enforcement of this Agreement or any provision herein, Executive shall be entitled to be paid any and all costs and expenses incurred by him in enforcing or establishing his rights thereunder, including, without limitation, reasonable attorneys’ fees, whether suit be brought or not, and whether or not incurred in trial, bankruptcy or appellate proceedings, but only if Executive is successful on at least one material issue raised in the enforcement proceeding. Any costs or expenses that otherwise meet the requirements for reimbursement under this Section 11 shall be reimbursed within 60 days of submission by Executive of a request for reimbursement, but in no event later than the last day of Executive’s taxable year following the taxable year in which the Executive becomes entitled to such reimbursement by reason of being successful on at least one material issue (provided a request for reimbursement has been made).

12. Representations and Warranties. Executive hereby represents and warrants to the Company that Executive is not a party to, or otherwise subject to, any covenant not to compete with any person or entity, and Executive’s execution of this

Agreement and performance of his obligations hereunder will not violate the terms or conditions of any contract or obligation, written or oral, between Executive and any other person or entity.

13. Restrictions on Conduct of Executive.

(a) General. Executive and the Company understand and agree that the purpose of the provisions of this Section 13 is to protect legitimate business interests of the Company, as more fully described below, and is not intended to eliminate Executive’s post-employment competition with the Company per se, nor is it intended to impair or infringe upon Executive’s right to work, earn a living, or acquire and possess property from the fruits of his labor. Executive hereby acknowledges that the post-employment restrictions set forth in this Section 13 are reasonable and that they do not, and will not, unduly impair his ability to earn a living after the termination of this Agreement. Therefore, subject to the limitations of reasonableness imposed by law, Executive shall be subject to the restrictions set forth in this Section 13. For purposes of Section 13 the Company shall be deemed to include its parents, affiliates, and subsidiaries.

(b) Definitions. The following terms used in this Section 13 shall have the meanings assigned to them below, which definitions shall apply to both the singular and the plural forms of such terms:

“Competitive Position” means any employment with a Competitor in which Executive will use or is likely to use any Confidential Information or Trade Secrets, or in which Executive has duties for such Competitor that relate to Competitive Services and that are the same or similar to those services actually performed by Executive for the Company;

“Competitive Services” means the provision of products and services to facilitate or assist with the movement of electronic commerce, including without limitation, payment and financial information, merchant and cardholder processing, credit and debit transaction processing, check guarantee and verification, electronic authorization and capture, terminal management services, portfolio risk management, purchase card services, financial electronic data interchange, and cash management services, including internet applications of any of the foregoing.

“Competitor” means any of the following companies, all of whom engage in Competitive Services and all of their parents, affiliates, and subsidiaries who engage in Competitive Services and all of the successors in interest to any of the foregoing: TSYS Acquiring Solutions, Chase Paymentech Solutions, First Data Corporation, Total System Services, Inc., Fifth Third Processing Solutions, Wells Fargo Merchant Services, Heartland Payment Systems, First National Merchant Solutions, RBS Lynk, TransFirst Holdings, iPayment, BA Merchant Services, NPC, Nova Information Services (now known as Elavon), Alliance Data, Moneris Solutions, Western Union, and MoneyGram Payment Systems, Inc.

“Confidential Information” means all information regarding the Company, its activities, business or clients that is the subject of reasonable efforts by the Company to maintain its confidentiality and that is not generally disclosed by practice or authority to persons not employed by the Company, but that does not rise to the level of a Trade Secret. “Confidential Information” shall include, but is not limited to, financial plans and data concerning the Company; management planning information; business plans; operational methods; market studies; marketing plans or strategies; product development techniques or plans; lists of current or prospective customers; details of customer contracts; current and anticipated customer requirements; past, current and planned research and development; business acquisition plans; and new personnel acquisition plans. “Confidential Information” shall not include information that has become generally available to the public by the act of one who has the right to disclose such information without violating any right or privilege of the Company. This definition shall not limit any definition of “confidential information” or any equivalent term under state or federal law.

“Determination Date” means the date of termination of Executive’s employment with the Company for any reason whatsoever or any earlier date of an alleged breach of the Restrictive Covenants by Executive.

“Person” means any individual or any corporation, partnership, joint venture, limited liability company, association or other entity or enterprise.

“Principal or Representative” means a principal, owner, partner, shareholder, joint venture, investor, member, trustee, director, officer, manager, employee, agent, representative or consultant.

“Protected Customers” means any Person to whom the Company has sold its products or services or solicited to sell its products or services during the twelve (12) months prior to the Determination Date.

“Protected Employees” means employees of the Company who were employed by the Company at any time within six (6) months prior to the Determination Date

“Restricted Period” means the Employment Period and a period extending two (2) years from August 31, 2010.

“Restricted Territory” means countries other than the United States.

“Restrictive Covenants” means the restrictive covenants contained in Section 13(c) hereof.

“Trade Secret” means all information, without regard to form, including, but not limited to, technical or non-technical data, a formula, a pattern, a compilation, a program, a device, a method, a technique, a drawing, a process, financial data, financial plans, product plans, distribution lists or a list of actual or potential customers, advertisers or suppliers which is not commonly known by or available to the public and which information: (A) derives economic value, actual or potential, from not being generally known to, and not being readily ascertainable by proper means by, other persons who can obtain economic value from its disclosure or use; and (B) is the subject of efforts that are reasonable under the circumstances to maintain its secrecy. Without limiting the foregoing, Trade Secret means any item of Confidential Information that constitutes a “trade secret(s)” under the common law or applicable state law.

(c) Restrictive Covenants.

(i) Restriction on Disclosure and Use of Confidential Information and Trade Secrets. Executive understands and agrees that the Confidential Information and Trade Secrets constitute valuable assets of the Company and its affiliated entities, and may not be converted to Executive’s own use. Accordingly, Executive hereby agrees that Executive shall not, directly or indirectly, at any time during the Restricted Period reveal, divulge, or disclose to any Person not expressly authorized by the Company any Confidential Information, and Executive shall not, directly or indirectly, at any time during the Restricted Period use or make use of any Confidential Information in connection with any business activity other than that of the Company. Throughout the term of this Agreement and at all times after the date that this Agreement terminates for any reason, Executive shall not directly or indirectly transmit or disclose any Trade Secret of the Company to any Person, and shall not make use of any such Trade Secret, directly or indirectly, for himself or for others, without the prior written consent of the Company. The parties acknowledge and agree that this Agreement is not intended to, and does not, alter either the Company’s rights or Executive’s obligations under any state or federal statutory or common law regarding trade secrets and unfair trade practices.

Anything herein to the contrary notwithstanding, Executive shall not be restricted from disclosing or using Confidential Information that is required to be disclosed by law, court order or other legal process; provided, however, that in the event disclosure is required by law, Executive shall provide the Company with prompt notice of such requirement so that the Company may seek an appropriate protective order prior to any such required disclosure by Executive.

(ii) Non-solicitation of Protected Employees. Executive understands and agrees that the relationship between the Company and each of its Protected Employees constitutes a valuable asset of the Company and may not be converted to Executive’s own use. Accordingly, Executive hereby agrees that during the Restricted Period Executive shall not directly or indirectly on Executive’s own behalf or as a Principal or Representative of any Person or otherwise solicit or induce any Protected Employee to terminate his or her employment relationship with the Company or to enter into employment with any other Person.

(iii) Restriction on Relationships with Protected Customers. Executive understands and agrees that the relationship between the Company and each of its Protected Customers constitutes a valuable asset of the Company and may not be converted to Executive’s own use. Accordingly, Executive hereby agrees that, during the Restricted Period, Executive shall not, without the prior written consent of the Company, directly or indirectly, on Executive’s own behalf or as a Principal or Representative of any Person, solicit, divert, take away or attempt to solicit, divert or take away a Protected Customer for the purpose of providing or selling Competitive Services; provided, however, that the prohibition of this covenant shall apply only to Protected Customers with whom Executive had Material Contact on the Company’s behalf during the twelve (12) months immediately preceding the termination of his employment hereunder. For purposes of this Agreement, Executive had “Material Contact” with a Protected Customer if (a) he had business dealings with the Protected Customer on the Company’s behalf; (b) he was responsible for supervising or coordinating the dealings between the Company and the Protected Customer; or (c) he obtained Trade Secrets or Confidential Information about the customer as a result of his association with the Company.

(iv) Non-competition with the Company. The parties acknowledge: (A) that Executive’s services under this Agreement require special expertise and talent in the provision of Competitive Services and that Executive will have substantial contacts with customers, suppliers, advertisers and vendors of the Company; (B) that pursuant to this Agreement, Executive will be placed in a position of trust and responsibility and he will have access to a substantial amount of Confidential Information and Trade Secrets and that the Company is placing him in such position and giving him access to such information in reliance upon his agreement not to compete with the Company during the Restricted Period; (C) that due to his management duties, Executive will be the repository of a substantial portion of the goodwill of the Company and would have an unfair advantage in competing with the Company; (D) that due to Executive’s special experience and talent, the loss of Executive’s services to the Company under this Agreement cannot reasonably or adequately be compensated solely by damages in an action at law; (E) that Executive is capable of competing with the Company; and (F) that Executive is capable of obtaining gainful, lucrative and desirable employment that does not violate the restrictions contained in this Agreement. In consideration of the compensation and benefits being paid and to be paid by the Company to Executive hereunder, Executive hereby agrees that, during the Restricted Period, Executive will not, without prior written consent of the Company, directly or indirectly seek or obtain a Competitive Position in the Restricted Territory with a Competitor; provided, however, that the provisions of this Agreement shall not be deemed to prohibit the ownership by Executive of any securities of the Company or its affiliated entities or not more than five percent (5%) of any class of securities of any corporation having a class of securities registered pursuant to the Securities Exchange Act of 1934, as amended.

(d) Enforcement of Restrictive Covenants.

(i) Rights and Remedies Upon Breach. In the event Executive breaches, or threatens to commit a breach of, any of the provisions of the Restrictive Covenants, the Company shall have the following rights and remedies, which shall be independent of any others and severally enforceable, and shall be in addition to, and not in lieu of, any other rights and remedies available to the Company at law or in equity:

(A) the right and remedy to enjoin, preliminarily and permanently, Executive from violating or threatening to violate the Restrictive Covenants and to have the Restrictive Covenants specifically enforced by any court of competent jurisdiction, it being agreed that any breach or threatened breach of the Restrictive Covenants would cause irreparable injury to the Company and that money damages would not provide an adequate remedy to the Company; and

(B) the right and remedy to require Executive to account for and pay over to the Company all compensation, profits, monies, accruals, increments or other benefits derived or received by Executive as the result of any transactions constituting a breach of the Restrictive Covenants.

(ii) Severability of Covenants. Executive acknowledges and agrees that the Restrictive Covenants are reasonable and valid in time and scope and in all other respects. The covenants set forth in this Agreement shall be considered and construed as separate and independent covenants. Should any part or provision of any covenant be held invalid, void or unenforceable in any court of competent jurisdiction, such invalidity, voidness or unenforceability shall not render invalid, void or unenforceable any other part or provision of this Agreement. If any portion of the foregoing provisions is found to be invalid or unenforceable by a court of competent jurisdiction because its duration, the territory, the definition of activities or the definition of information covered is considered to be invalid or unreasonable in scope, the invalid or unreasonable term shall be redefined, or a new enforceable term provided, such that the intent of the Company and Executive in agreeing to the provisions of this Agreement will not be impaired and the provision in question shall be enforceable to the fullest extent of the applicable laws.

14. Arbitration. Any claim or dispute arising under this Agreement (other than under Section 13) shall be subject to arbitration, and prior to commencing any court action, the parties agree that they shall arbitrate all such controversies.

The arbitration shall be conducted in Atlanta, Georgia, in accordance with the Employment Dispute Rules of the American Arbitration Association and the Federal Arbitration Act, 9 U.S.C. §1, et. seq. The arbitrator(s) shall be authorized to award both liquidated and actual damages, in addition to injunctive relief, but no punitive damages. The arbitrator(s) may also award attorney’s fees and costs, without regard to any restriction on the amount of such award under Georgia or other applicable law. Such an award shall be binding and conclusive upon the parties hereto, subject to 9 U.S.C. §10. Each party shall have the right to have the award made the judgment of a court of competent jurisdiction.

Initials of parties as to this Section 14:
Company:
Executive:

15. Intentionally Omitted.

16. Assignment and Successors.

(a) This Agreement is personal to Executive and without the prior written consent of the Company shall not be assignable by Executive otherwise than by will or the laws of descent and distribution. This Agreement shall inure to the benefit of and be enforceable by the Executive’s legal representatives.

(b) This Agreement shall inure to the benefit of and be binding upon the Company and its successors and assigns.

(c) The Company will require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company to assume expressly and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place. As used in this Agreement, “Company” shall mean the Company as hereinbefore defined and any successor to its business and/or assets as aforesaid which assumes and agrees to perform this Agreement by operation of law, or otherwise.

17. Miscellaneous.

(a) Waiver. Failure of either party to insist, in one or more instances, on performance by the other in strict accordance with the terms and conditions of this Agreement shall not be deemed a waiver or relinquishment of any right granted in this Agreement or of the future performance of any such term or condition or of any other term or condition of this Agreement, unless such waiver is contained in a writing signed by the party making the waiver.

(b) Severability. If any provision or covenant, or any part thereof, of this Agreement should be held by any court to be invalid, illegal or unenforceable, either in whole or in part, such invalidity, illegality or unenforceability shall not affect the validity, legality or enforceability of the remaining provisions or covenants, or any part thereof, of this Agreement, all of which shall remain in full force and effect.

(c) Other Agents. Nothing in this Agreement is to be interpreted as limiting the Company from employing other personnel on such terms and conditions as may be satisfactory to it.

(d) Entire Agreement. Except as provided herein, this Agreement contains the entire agreement between the Company and Executive with respect to the subject matter hereof and, from and after the Effective Date, this Agreement shall supersede any other agreement between the parties with respect to the subject matter hereof.

(e) Governing Law. Except to the extent preempted by federal law, and without regard to conflict of laws principles, the laws of the State of Georgia shall govern this Agreement in all respects, whether as to its validity, construction, capacity, performance or otherwise.

(f) Notices. All notices, requests, demands and other communications required or permitted hereunder shall be in writing and shall be deemed to have been duly given if delivered or three days after mailing if mailed, first class, certified mail, postage prepaid:

To Company:	Global Payments Inc.
10B Glenlake Parkway
Atlanta, Georgia 30328
Office of the Corporate Secretary

To Executive:	Carl J. Williams
1561 Cave Road
Atlanta, Georgia 30327

Any party may change the address to which notices, requests, demands and other communications shall be delivered or mailed by giving notice thereof to the other party in the same manner provided herein.

(g) Amendments and Modifications. This Agreement may be amended or modified only by a writing signed by both parties hereto, which makes specific reference to this Agreement.

(h) Section 409. This Agreement is intended to comply with Section 409A of the Code and the regulations thereunder, to the extent applicable. The Agreement shall be interpreted in such a way so as to comply, to the extent necessary, with Section 409A and applicable regulations. References to termination of employment shall, to the extent necessary, be references to a separation or severance from service as defined in Section 409A.

IN WITNESS WHEREOF, the parties hereto have duly executed and delivered this Employment Agreement as of the date first above written.

GLOBAL PAYMENTS INC.

By:	/s/ Suellyn P. Tornay
Name:	Suellyn P. Tornay
Title:	General Counsel and Executive Vice President

Date:	July 23, 2009

EXECUTIVE:

/s/ Carl J. Williams
Carl J. Williams

EXHIBIT A Form of Release

This Release is granted effective as of the      day of     ,             , by Carl J. Williams (“Executive”) in favor of Global Payments Inc. (the “Company”). This is the Release referred to that certain Employment Agreement effective as of February     , 2009 by and between the Company and Executive (the “Employment Agreement”). Executive gives this Release in consideration of the Company’s promises and covenants as recited in the Employment Agreement, with respect to which this Release is an integral part.

1. Release of the Company. Executive, for himself, his successors, assigns, attorneys, and all those entitled to assert his rights, now and forever hereby releases and discharges the Company and its respective officers, directors, stockholders, trustees, employees, agents, parent corporations, subsidiaries, affiliates, estates, successors, assigns and attorneys (“the Released Parties”), from any and all claims, actions, causes of action, sums of money due, suits, debts, liens, covenants, contracts, obligations, costs, expenses, damages, judgments, agreements, promises, demands, claims for attorney’s fees and costs, or liabilities whatsoever, in law or in equity, which Executive ever had or now has against the Released Parties, including any claims arising by reason of or in any way connected with any employment relationship which existed between the Company or any of its parents, subsidiaries, affiliates, or predecessors, and Executive. It is understood and agreed that this Release is intended to cover all actions, causes of action, claims or demands for any damage, loss or injury, which may be traced either directly or indirectly to the aforesaid employment relationship, or the termination of that relationship, that Executive has, had or purports to have, from the beginning of time to the date of this Release, whether known or unknown, that now exists, no matter how remotely they may be related to the aforesaid employment relationship. You acknowledge and agree that this release includes, but is not limited to, claims arising under federal, state, or local laws prohibiting employment discrimination and claims growing out of any legal restrictions of Company’s rights to terminate employees or to take any other employment action, whether statutory, contractual or arising under common law or case law. You specifically acknowledge and agree that you are releasing any and all rights/claims under federal, state and local employment laws, including, without limitation, the Civil Rights Act of 1964 (“Title VII”), as amended (including amendments made through the Civil Rights Act of 1991), 42 U.S.C. Section 2000e, et seq., 42 U.S.C. Section 1981, as amended, the Americans With Disabilities Act (“ADA”), as amended, 42 U.S.C. Section 12101, et. Seq., the Rehabilitation Act of 1973, as amended, 29 U.S.C. Section 701, et seq., the Employee Retirement Income Security Act of 1974 (“ERISA”) as amended, 29 U.S.C. Section 301, et seq., the Worker Adjustment and Retraining Notification Act, 29 U.S.C. Section 2101, et seq., the Family and Medical Leave Act of 1993 (“FMLA”), as amended, 29 U.S.C. Section 2601 et. seq., the Fair Labor Standards Act (“FLSA”), as amended, 29 U.S.C. Section 201 et seq., the Employee Polygraph Protection Act of 1988, 29 U.S.C. Section 2001, et. seq., the Age Discrimination in Employment Act of 1967 (“ADEA”) as amended, 29 U.S.C. Section 621, et seq., and any other state or federal law or regulation relating to employment, employment discrimination, emotional and/or mental distress, defamation, privacy, breach of contract, workers’ compensation, claims for attorney’s fees, expenses and costs; claims for defamation; claims for wages or vacation pay; claims for benefits, and provided, however, that nothing herein shall release the Company of its obligations to Executive under the Employment Agreement or any other contractual obligations between the Company or its affiliates and Executive, or any indemnification obligations to Executive under the Company’s bylaws, certificate of incorporation, Delaware law or otherwise.

2. Release of Claims Under Age Discrimination in Employment Act. Without limiting the generality of the foregoing, Executive agrees that by executing this Release, he has released and waived any and all claims he has or may have as of the date of this Release for age discrimination under the Age Discrimination in Employment Act, 29 U.S.C. § 621, et seq. It is understood that Executive is advised to consult with an attorney prior to executing this Release; that he in fact has consulted a knowledgeable, competent attorney regarding this Release; that he may, before executing this Release, consider this Release for a period of twenty-one (21) calendar days; and that the consideration he receives for this Release is in addition to amounts to which he was already entitled. It is further understood that this Release is not effective until seven (7) calendar days after the execution of this Release and that Executive may revoke this Release within seven (7) calendar days from the date of execution hereof.

Executive agrees that he has carefully read this Release and is signing it voluntarily. Executive acknowledges that he has had twenty one (21) days from receipt of this Release to review it prior to signing or that, if Executive is signing this Release prior to the expiration of such 21-day period, Executive is waiving his right to review the Release for such full 21-day period prior to signing it. Executive has the right to revoke this release within seven (7) days following the date of its execution by him. However, if Executive revokes this Release within such seven (7) day period, no severance benefit will be payable to him under the Employment Agreement and he shall return to the Company any such payment received prior to that date.

EXECUTIVE HAS CAREFULLY READ THIS RELEASE AND ACKNOWLEDGES THAT IT CONSTITUTES A GENERAL RELEASE OF ALL KNOWN AND UNKNOWN CLAIMS AGAINST THE COMPANY UNDER THE AGE DISCRIMINATION IN EMPLOYMENT ACT. EXECUTIVE ACKNOWLEDGES THAT HE HAS HAD A FULL OPPORTUNITY TO CONSULT WITH AN ATTORNEY OR OTHER ADVISOR OF HIS CHOOSING CONCERNING HIS EXECUTION OF THIS RELEASE AND THAT HE IS SIGNING THIS RELEASE VOLUNTARILY AND WITH THE FULL INTENT OF RELEASING THE COMPANY FROM ALL SUCH CLAIMS.